Exhibit 3.3

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF FORMATION
OF
TECTONIC FINANCIAL, INC.

Pursuant to the provisions of Sections 3.051 to 3.056 of the Texas Business Organizations Code (the “TBOC”), the undersigned adopts the following Certificate of Amendment to its Amended and Restated Certificate of Formation (the “Certificate of Formation”).

1.
The name of the filing entity is Tectonic Financial, Inc. (the “Corporation”).  The Corporation is a for-profit corporation.  The filing number issued to the Corporation by the Secretary of State of the State of Texas is 802570345.

2.	Article Four of the Certificate of Formation is amended by deleting Section 4.1 thereof in its entirety and replacing it with the following:

“Section 4.1.      The aggregate number of shares of common stock that the Corporation shall have authority to issue is FORTY MILLION (40,000,000) shares of common stock, par value of $0.01 per share (the “common stock”), TWENTY MILLION (20,000,000) shares of non-voting common stock, par value $0.01 per share (the “non-voting common stock”), and TEN MILLION (10,000,000) shares of preferred stock, par value $0.01 per share (the “preferred stock”).

“On May 13, 2019 at 5:02 p.m., Central time (the “Effective Time”), each two (2) shares of common stock issued and outstanding immediately prior to the Effective Time shall automatically, and without any action by the holder thereof or the Corporation, be combined and converted into one (1) share of common stock (the “Reverse Stock Split”).  All certificates representing shares of common stock outstanding immediately prior to Effective Time shall upon the occurrence of the Effective Time represent instead the number of shares of common stock as provided above.  Notwithstanding the foregoing, any holder of Common Stock may (but shall not be required to) surrender his, her or its stock certificate or certificates to the Corporation, and upon such surrender, the Corporation will issue a certificate for the correct number of shares of common stock to which the holder is entitled under this Section 4.1.”

3.	The foregoing amendment to the Certificate of Formation has been approved in the manner required by the TBOC and by the governing documents of the Corporation.

4.	This document becomes effective at 5:01 p.m., Central time, on May 13, 2019, in accordance with the provisions of the TBOC.

[signature page follows]

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

Date: May 10, 2019	TECTONIC FINANCIAL, INC.

	By:	/s/ Patrick Howard
Patrick Howard,
President and Chief Executive Officer

[Signature Page to Certificate of Amendment]